UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2022

SECURITY FEDERAL CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina	000-16120	57-0858504
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

238 Richland Avenue NW, Aiken, South Carolina		29801
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code): (803) 641-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry into a Material Definitive Agreement.

On May 24, 2022, Security Federal Corporation (the “Company”), the holding company of Security Federal Bank (the “Bank”), entered into a Letter Agreement (the “Purchase Agreement”) with the U.S. Department of Treasury (the “Treasury”) under the Emergency Capital Investment Program (“ECIP”). Pursuant to the Agreement, the Company agreed to issue and sell 82,949 shares of the Company’s Preferred Stock as Senior Non-Cumulative Perpetual Preferred Stock, Series ECIP (the “Preferred Stock”) for an aggregate purchase price of $82,949,000 in cash. The Purchase Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

The Preferred Stock bears no dividend for the first 24 months following the investment date. Thereafter, the annual dividend rate will be adjusted, not higher than 2%, based on our extension of credit of qualified lending as defined in the terms of the ECIP Interim Final Rule and the Agreement. After the tenth anniversary of the investment, the dividend rate will be fixed based on the average annual amount of lending in years 2 through 10 compared to the baseline qualified lending. Dividend will be payable quarterly in arrears on March 15, June 15, September 15, and December 15.

The Preferred Stock may be redeemed at the option of the Company on or after the fifth anniversary of issuance (or earlier in the event of loss of regulatory capital treatment), subject to the approval of the appropriate federal banking regulator and in accordance with the federal banking agencies’ regulatory capital regulations. The restrictions on redemption are set forth in the Certificate of Determination described in Item 5.03 below.

The Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In the Purchase Agreement, the Company also agreed that, within ninety (90) days of the closing date, the Board of Directors shall adopt an excessive or luxury expenditures policy in accordance with the ECIP Interim Final Rule.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.02.

Item 3.03 Material Modification to Rights of Shareholders.

Pursuant to the Agreement and the Certificate of Determination, the ability of the Company to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of its Junior Stock (as defined below) and Parity Stock (as defined below) will be subject to restrictions in the event that the Company fails to declare and pay full dividends during the most recently completed dividend period on its Preferred Stock. These restrictions are set forth in the Certificate of Determination described in Item 5.03. “Junior Stock” means the Common Stock and any other class or series of stock of the Company the terms of which expressly provide that it ranks junior to the Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. “Parity Stock” means any class or series of stock of the Company that ranks on a parity with the Preferred Stock as to dividend rights (without regard to whether dividends accrue cumulatively or non-cumulatively) and any other class or series of stock of the

Company (other than Common Stock, Preferred Stock or any class or series of stock identified in the definition of Junior Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to the Preferred Stock as to dividend rights.

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 21, 2022, the Company filed a Certificate of Determination (the “Certificate of Determination”) with the South Carolina Secretary of State for the purpose of amending its Articles of Incorporation to fix the designations, preferences, limitations and relative rights of the Preferred Stock. The Certificate of Determination is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

3.1	Certificate of Designations Senior Non-Cumulative Perpetual Preferred Stock, Series ECIP
4.1	Form of Certificate for Senior Non-Cumulative Perpetual Preferred Stock, Series ECIP
10.1
Letter Agreement, Dated May 24, 2022 between Security Federal Corporation and the U.S. Department of Treasury, with respect to the issuance of Senior Non-Cumulative Perpetual Preferred Stock, Series ECIP

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SECURITY FEDERAL CORPORATION

Date: June 7, 2022	By:	/s/ Darrell Rains
Darrell Rains
Chief Financial Officer